Exhibit 107
Calculation of Filing Fee Tables
S-8
(Form Type)
Senti Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, under 2022 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	441,680	(3)	$1.72	(2)	$759,689.60	0.0001102	$83.72
Equity	Common stock, par value $0.0001 per share, under 2022 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,208,401	(4)	$1.72	(2)	$3,798,449.72	0.0001102	$418.59
Total Offering Amounts			2,650,081				$4,558,139.32		$502.31
Total Fee Offsets									$—
Net Fees Due									$502.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on February 8, 2023, which date is within five business days prior to the filing of this registration statement.

(3)	Represents 441,680 shares of the registrant’s common stock currently reserved for future issuance under the 2022 Employee Stock Purchase Plan. The 2022 Employee Stock Purchase Plan contains an evergreen provision under which the number of authorized shares cumulatively increases, on January 1 of each year, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, and (ii) 1,000,000 shares of Company common stock. Unless the 2022 Employee Stock Purchase Plan is earlier amended or terminated, this evergreen provision increases shares over a ten year period, from January 1, 2023 through January 1, 2032.

(4)	Represents 2,208,401 shares of the Company’s common stock reserved for future issuance under the 2022 Equity Incentive Plan. The 2022 Equity Incentive Plan contains an evergreen provision under which the number of authorized shares cumulatively increases, on January 1 of each year, by 5% of the outstanding number of shares of common stock of the Company on the immediately preceding December 31, or such lesser number of shares as approved by the Board of Directors, based on the recommendations of the Compensation Committee of the Board of Directors. Unless the 2022 Equity Incentive Plan is earlier amended or terminated, this evergreen provision increases shares over a ten year period, from January 1, 2023 through January 1, 2032.